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                                   EXHIBIT 11

                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                  THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                                     SEPTEMBER 30,                      SEPTEMBER 30,
   (dollars in thousands-except per share amounts)                2003            2002               2003            2002
                                                               (UNAUDITED)     (UNAUDITED)       (UNAUDITED)       (UNAUDITED)
                                                              ------------      ------------     ------------      ------------
 Basic:
      Weighted Average Common Shares Outstanding ........       40,953,873        40,347,707        40,759,106        37,550,340
      Net Income (Loss) .................................     $       (757)     $     44,521      $     16,050      $     65,748
      Less: Preferred Stock Dividend ....................             (517)             (594)           (1,598)           (1,875)
      Net Income  (Loss) Available to Common Shareholders     $     (1,274)     $     43,927      $     14,452      $     63,873
 Basic Earnings (Loss) Per Common Share ....................  $      (0.03)     $       1.09      $       0.35      $       1.70
 Diluted:
      Weighted Average Common Shares Outstanding ........       40,953,873        40,347,707        40,759,106        37,550,340
      Adjustments for Assumed Conversion of Convertible
        Preferred Stock and Common Stock Options .........              --         2,662,294           184,798         2,893,392
                                                              ------------      ------------      ------------      ------------
                                                                40,953,873        43,010,001        40,943,904        40,443,732
      Net Income (Loss) .................................     $       (757)     $     44,521      $     16,050      $     65,748
      Tax effect on assumed conversion of
        convertible preferred stock .....................               --              (111)               --              (351)
      Less: Preferred Stock Dividend ....................             (517)               --            (1,598)               --
                                                              ------------      ------------      ------------      ------------
      Adjusted Net Income (Loss) ........................     $     (1,274)     $     44,410      $     14,452      $     65,397
 Diluted Earnings (Loss) Per Share ......................     $      (0.03)     $       1.03      $       0.35      $       1.62

(1) The preferred shares were anti-dilutive in the three months and nine months ended September 30, 2003, and are thus not included in the diluted shares outstanding. Stock options were anti-dilutive for the three months ended September 30, 2003, and thus are not included in the diluted shares outstanding.





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